UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 18, 2005

A.G. EDWARDS, INC.

Delaware (State or other Jurisdiction of incorporation)	001-08527 (Commission File Number)	43-1288229 (IRS Employer Identification Number)

One North Jefferson St. Louis, Missouri (Address of Principal Executive Offices)	63103 (Zip Code)

Registrant’s telephone number, including area code: (314) 955-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 18, 2005, the Board of Directors of A.G. Edwards, Inc. (the “Company”) approved a series of administrative amendments to the A.G. Edwards, Inc. Excess Profit Sharing Deferred Compensation Plan – 2002 Restatement (the “Plan”). The amendments principally modified the timing of plan distributions to participants and certain vesting provisions. The amendments to the Plan are filed with this report as Exhibit 99.1. The amendments are incorporated by reference into the description of the amendments contained in this Item 1.01.

The Board of Directors also modified a definition within the Company’s 1988 Incentive Stock Plan – 2002 Restatement (the “88 Plan”), effective for the fiscal year beginning March 1, 2006. The 88 Plan previously defined market value as the average of the highest and lowest quoted selling prices on the particular date, or if no sales occurred on that date, the average of the highest and lowest selling prices on the next trading date. This definition was changed to the greater of (i) the average of the highest and lowest quoted selling price on the particular date or, if there are no sales on that date, on the next trading date, (ii) the amount per share, if any, established upon the award of options or restricted stock, or (iii) the book value per share most recently publicly reported by the Company. Market value, as defined in the 88 Plan, determines the number of restricted shares and stock options awarded, as well as the exercise price of stock options.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Second Amendment to the A.G. Edwards, Inc. Excess Profit Sharing Deferred Compensation Plan – 2002 Restatement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

A.G. Edwards, Inc.

Registrant

Date: November 22, 2005	By: /s/ Douglas L. Kelly
Douglas L. Kelly Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Second Amendment to the A.G. Edwards, Inc. Excess Profit Sharing Deferred Compensation Plan – 2002 Restatement